Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Second Quarter 2009 Earnings

August 6, 2009, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2009. Total revenue for the three months ended June 30, 2009 (“2009 Quarter”) decreased 1.7% to $39,416,000 compared to $40,105,000 for the three months ended June 30, 2008 (“2008 Quarter”). Operating income, which is net income available to common stockholders before gain on property dispositions, loss on early extinguishment of debt, income attributable to the noncontrolling interest and preferred stock dividends, decreased 13.1% to $10,574,000 for the 2009 Quarter compared to $12,175,000 for the 2008 Quarter. Net income available to common stockholders was $3,934,000 or $0.22 per diluted share for the 2009 Quarter, compared to net income available to common stockholders of $6,443,000 or $0.36 per diluted share for the 2008 Quarter. During the 2009 Quarter, the Company refinanced mortgage debt on four properties. As a result of these refinancings, the Company incurred expense totaling $1,660,000 related to the early retirement of the existing mortgage debt due to mature December 2011. The Company also modified its existing revolving credit agreement which was due to expire in December 2010. Interest expense and amortization of deferred debt costs includes $280,000 associated with the modification. Total expense recognized in the 2009 Quarter for these financing activities was $1,940,000.

Same property revenue for the total portfolio decreased 1.5% for the 2009 Quarter compared to the 2008 Quarter and same property operating income decreased 4.0%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 4.6% for the 2009 Quarter compared to the 2008 Quarter. The primary cause of this decrease were vacancies at four shopping centers; small shop space at Lansdowne Town Center and Broadlands Village, both located in Loudoun County, Virginia; an anchor space at Seven Corners in Falls Church, Virginia; and an anchor space at White Oak in Silver Spring, Maryland. The vacant anchor spaces at both Seven Corners and White Oak have been re-leased with rents commencing in June and July, 2009, respectively. Increased property operating expenses and real estate taxes, net of recovered amounts, also contributed to the decrease in property operating income for the 2009 Quarter. Same property operating income in the office portfolio decreased 2.0% for the 2009 Quarter largely due to increased tenant vacancy at Avenel Business Park.

www.SaulCenters.com

For the six months ended June 30, 2009 (“2009 Period”), total revenue increased 0.4% to $79,105,000 compared to $78,827,000 for the six months ended June 30, 2008 (“2008 Period”) and operating income decreased 4.8% to $22,124,000 compared to $23,248,000 for the 2008 Period. Net income available to common stockholders was $9,890,000 or $0.55 per diluted share for the 2009 Period, compared to $13,476,000 or $0.75 per diluted share for the 2008 Period. Overall same property revenue for the total portfolio decreased 1.1% for the 2009 Period compared to the 2008 Period and same property operating income decreased 3.7%. For the 2009 Period, shopping center same property operating income decreased 5.1% due to overall increases in tenant vacancies and credit loss reserves. Same property operating income in the office portfolio remained relatively stable, increasing 0.9% for the 2009 Period, due primarily to lease termination fees received, which were largely offset by increased tenant vacancy at Avenel Business Park.

As of June 30, 2009, 91.8% of the operating portfolio, including the Northrock and Westview Village development projects which are phasing into service, was leased compared to 94.8% at June 30, 2008. On a same property basis, 93.1% of the portfolio was leased, compared to the prior year level of 94.8%. The 2009 leasing percentages declined due to a net decrease of approximately 144,000 square feet of leased space.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 20.6% to $12,212,000 in the 2009 Quarter compared to $15,378,000 for the 2008 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 21.2% to $0.52 per share for the 2009 Quarter compared to $0.66 per share for the 2008 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus income attributable to the noncontrolling interest, extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO available to common shareholders for the 2009 Period decreased 13.7% to $27,018,000 from $31,297,000 during the 2008 Period. Per share FFO available to common shareholders for the 2009 Period decreased 13.4% to $1.16 per diluted share compared to $1.34 per diluted share for the 2008 Period. FFO decreased in the 2009 Period primarily due to $1,940,000 ($0.08 per diluted share) of expense associated with the previously discussed second quarter financing activities, increased preferred stock dividends and to a lesser extent, decreased property operating income.

www.SaulCenters.com

During the 2009 Quarter, Saul Centers refinanced a significant portion of its $62.7 million of fixed-rate mortgage debt due to mature December 2011. The Company closed on four new 15-year, non-recourse mortgage loans totaling $85 million, which require monthly payments at a weighted average interest rate of 7.6% and 25-year amortization schedule. These refinancings provided the Company with net cash proceeds of over $25 million. As a result of the refinancing of this debt, only $19 million of the Company’s remaining fixed-rate mortgage debt will mature prior to 2012. Saul Centers also modified its revolving line of credit facility and in July increased the facility to $150 million and extended the maturity date to June 2012, with a one-year extension at the Company’s option. As of August 6, 2009, the Company had no balance outstanding on the line.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 52 community and neighborhood shopping center and office properties totaling approximately 8.4 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott V. Schneider

(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Real estate investments
Land	$220,974	$215,407
Buildings and equipment	730,763	713,154
Construction in progress	112,248	98,920

	1,063,985	1,027,481
Accumulated depreciation	(264,530)	(252,763)

	799,455	774,718
Cash and cash equivalents	38,213	13,006
Accounts receivable and accrued income, net	34,204	37,495
Deferred leasing costs, net	16,427	16,901
Prepaid expenses, net	1,507	2,981
Deferred debt costs, net	5,969	5,875
Other assets	9,676	2,897

Total assets	$905,451	$853,873

Liabilities
Mortgage notes payable	$606,256	$567,495
Revolving credit facility	15,000	—
Dividends and distributions payable	12,872	12,864
Accounts payable, accrued expenses and other liabilities	24,092	22,394
Deferred income	23,530	23,233

Total liabilities	681,750	625,986

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	179	179
Additional paid-in capital	165,367	164,278
Accumulated deficit	(122,920)	(118,865)

Total Saul Centers, Inc. stockholders’ equity	221,954	224,920
Noncontrolling interest	1,747	2,967

Total stockholders’ equity	223,701	227,887

Total liabilities and stockholders’ equity	$905,451	$853,873

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,131	$31,751	$61,796	$62,133
Expense recoveries	7,048	6,945	14,628	14,078
Percentage rent	328	232	561	546
Other	909	1,177	2,120	2,070

Total revenue	39,416	40,105	79,105	78,827

Operating expenses
Property operating expenses	4,845	4,527	10,215	9,512
Provision for credit losses	232	241	559	424
Real estate taxes	4,620	4,278	9,036	8,289
Interest expense and amortization of deferred debt costs	8,782	8,705	16,978	17,309
Depreciation and amortization of deferred leasing costs	7,083	6,989	14,124	13,932
General and administrative	3,280	3,190	6,069	6,113

Total operating expenses	28,842	27,930	56,981	55,579

Operating income	10,574	12,175	22,124	23,248
Loss on early extinguishment of debt	(1,660)	—	(1,660)	—
Gain on property dispositions	—	—	—	205

Net income	8,914	12,175	20,464	23,453
Income attributable to the noncontrolling interest	(1,195)	(1,946)	(3,004)	(4,094)

Net income attributable to Saul Centers, Inc.	7,719	10,229	17,460	19,359
Preferred dividends	(3,785)	(3,786)	(7,570)	(5,883)

Net income available to common stockholders	$3,934	$6,443	$9,890	$13,476

Per share net income available to common stockholders:
Diluted	$0.22	$0.36	$0.55	$0.75

Weighted average common stock:
Common stock	17,882	17,803	17,876	17,785
Effect of dilutive options	35	175	32	176

Diluted weighted average common stock	17,917	17,978	17,908	17,961

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Reconciliation of net income attributable to Saul Centers to FFO: (1)
Net income attributable to Saul Centers	$7,719	$10,229	$17,460	$19,359
Less: Gain on property dispositions	—	—	—	(205)
Add: Real property depreciation & amortization	7,083	6,989	14,124	13,932
Add: Income attributable to the noncontrolling interest	1,195	1,946	3,004	4,094

FFO	15,997	19,164	34,588	37,180
Less: Preferred dividends	(3,785)	(3,786)	(7,570)	(5,883)

FFO available to common shareholders	$12,212	$15,378	$27,018	$31,297

Weighted average shares:
Diluted weighted average common stock	17,917	17,978	17,908	17,961
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	23,333	23,394	23,324	23,377

Per share amounts:
FFO available to common shareholders (diluted)	$0.52	$0.66	$1.16	$1.34

Reconciliation of net income attributable to Saul Centers to same property operating income:
Net income attributable to Saul Centers	$7,719	$10,229	$17,460	$19,359
Add: Interest expense and amortization of deferred debt costs	8,782	8,705	16,978	17,309
Add: Depreciation and amortization of deferred leasing costs	7,083	6,989	14,124	13,932
Add: General and administrative	3,280	3,190	6,069	6,113
Add: Loss on early extinguishment of debt	1,660	—	1,660	—
Less: Gain on property dispositions	—	—	—	(205)
Less: Interest income	(3)	(244)	(6)	(311)
Add: Income attributable to the noncontrolling interest	1,195	1,946	3,004	4,094

Property operating income	29,716	30,815	59,289	60,291
Less: Acquisitions & developments	(124)	11	(2,339)	(1,168)

Total same property operating income	$29,592	$30,826	$56,950	$59,123

Total shopping centers	$22,626	$23,719	$42,842	$45,139
Total office properties	6,966	7,107	14,108	13,984

Total same property operating income	$29,592	$30,826	$56,950	$59,123

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus income attributable to the noncontrolling interest, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.